SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 24, 1998


                          TRM COPY CENTERS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Oregon                         0-19657              93-0809419
-------------------------------          -----------         -------------------
(State or other jurisdiction of          (Commission           (IRS Employer
 incorporation or organization)            File No.)         Identification No.)


  5208 NE 122nd Avenue, Portland, Oregon                        97230-1074
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 (Address of principal executive offices)                       (Zip Code)


                                 (503) 257-8766
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              (Registrant's telephone number, including area code)


                                    No Change
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              (Former name, former address and former fiscal year,
                         if changed since last report)

Item 1.  Change in Control of Registrant

     On June 24, 1998 (the "Closing Date"), TRM Copy Centers Corporation, an Oregon corporation ("the Company"), issued and sold to ReadyCash Investment Limited Partners, L.P. (the "Purchaser") 1,777,778 shares of a new series of Preferred Stock of the Company, designated the "Series A Preferred Stock", and warrants (the "Warrants") to purchase 500,000 shares of the Company's Common Stock at an exercise price of $15.00 a share, for an aggregate purchase price of $20,000,000 in cash (the "Transaction"). The Company has been informed by the Purchaser that the Purchaser obtained the funds used to purchase the Series A Preferred Stock and Warrants from its individual limited partners in the form of capital contributions.

     Each share of Series A Preferred Stock has one vote per share and votes together with the Common Stock on any and all matters submitted to the Company's shareholders for a vote, except to the extent Oregon law requires otherwise. In addition, each share of the Series A Preferred Stock is convertible at any time at the option of the holder into .7499997 fully paid and nonassessable shares of Common Stock and shall be automatically converted into shares of the Company's Common Stock on the same basis if the last bid price quoted in the Nasdaq System as of 4:00 p.m. for a share of the Company's Common Stock is at least $20.00 for a period of 90 consecutive calendar days commencing after June 30, 1999. The conversion ratio and the price at which the Series A Preferred Stock shall be automatically converted shall be appropriately adjusted for any combination or subdivision of shares, stock dividend, stock split or recapitalization.

     After the closing of the Transaction, 423,281 shares of the Series A Preferred Stock and Warrants to purchase 103,572 shares of the Company's Common Stock were transferred from the Purchaser to FBR Financial Fund II, L.P.

     In connection with the Transaction, Messrs. Edwin S. Chan, Sherman M. Coe and Donald L. Van Maren resigned from the Company's Board of Directors (the "Board") effective as of the Closing Date, the Company's Board of Directors was increased to nine members, and Messrs. Daniel G. Cohen, Edward E. Cohen, Joseph
G. Denton, Kent A. Godfrey, Joel R. Mesznick and Kenneth L. Tepper were elected to the Board. Pursuant to the terms of the Transaction, Messrs. Daniel G. Cohen and Edward E. Cohen were designated by the Purchaser to be nominated for election to the Board, and the nominations of Messrs. Denton, Godfrey, Mesznik and Tepper were approved by the Purchaser. Daniel G. Cohen is the majority shareholder and an officer and director of the general partner of the Purchaser and Edward E. Cohen is the father of Daniel G. Cohen. Messrs. Denton, Godfrey, Mesznik and Tepper are not affiliated with the Purchaser.

     Mr. Ralph Shaw, who had been a director of the Company since 1991, resigned from the Board on March 29, 1998.


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
     On the Closing Date, the Purchaser held approximately 20 percent of the outstanding voting power of the Company's capital stock. Upon conversion of the Series A Preferred Stock and exercise of the Warrants, the Purchaser will hold approximately 21 percent of the outstanding shares of the Company's Common Stock.

     The Company has been informed by the Purchaser that effective as of the Closing Date, Laifer Capital Management, Inc., which according to a Schedule 13D filed on October 16, 1997 owns 1,052,900 shares of the Company's Common Stock, or approximately 14.9 percent of the outstanding shares of Common Stock of the Company, signed an irrevocable proxy to the Purchaser to vote its shares on all matters submitted to the Company's shareholders for a vote. The irrevocable proxy terminates on the earlier of the third anniversary of the Closing Date or the conversion of the Series A Preferred Stock to Common Stock.

     The Company believes that the completion of the Transaction, and the execution and delivery of the foregoing irrevocable proxy, may have resulted in a change of control of the Company within the meaning of the federal securities laws and the rules thereunder.

Item 7.  Financial Statements and Exhibits

     (c) Exhibits

         4.1   Investors' Rights Agreement

         4.2   Amendment to the Articles of Incorporation

         99.1  Press Release, dated June 29, 1998

         99.2  Press Release, dated July 8, 1998

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
                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: July 9, 1998

                                       TRM COPY CENTERS CORPORATION


                                       By PAUL M. BROWN
                                          --------------------------------------
                                          Paul M. Brown, Vice President
                                               and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit       Description
-------       -----------

  4.1         Investors' Rights Agreement

  4.2         Amendment to the Articles of Incorporation

  99.1        Press Release, dated June 29, 1998

  99.2        Press Release, dated July 8, 1998